TECHNE CORPORATION DECLARES DIVIDEND


Minneapolis/October 27, 2011/ Techne Corporation (NASDAQ:TECH) announced that its Board of Directors has decided to pay a dividend of $0.28 per share for the quarter ended September 30, 2011. The quarterly dividend will be payable November 21, 2011 to all common shareholders of record on November 7, 2011. Future cash dividends will be considered by the Board of Directors on a quarterly basis.


                 *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has four subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China and Tocris, Inc, located in Saint Louis, Missouri. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries, Tocris Holding, Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854